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                                                                  EXHIBIT (A)(9)


         This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated May 4, 2000, and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Purchasers are not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchasers become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, the Purchasers shall make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Purchasers cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state. In jurisdictions whose laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Purchasers' behalf by William Blair & Company, L.L.C. ("William Blair" or the "Dealer Manager") or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)
                                       OF
                                  VIASOFT, INC.
                                       AT
                               $8.40 NET PER SHARE
                                       BY
                                 ASG SUB, INC.,
             A WHOLLY OWNED SUBSIDIARY OF ALLEN SYSTEMS GROUP, INC.,
                                     AND BY
                                  VIASOFT, INC.

         ASG Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Allen Systems Group, Inc., a Delaware corporation ("Allen Systems"), and Viasoft, Inc., a Delaware corporation (the "Company" and, together with ASG Sub, the "Purchasers"), are severally offering to purchase all outstanding shares of common stock, $0.001 par value (the "Common Stock"), of the Company, together with the associated preferred share purchase rights issued pursuant to the Company's Rights Agreement, dated, April 20, 1998, between the Company and Harris Trust and Savings Bank, as Rights Agent (the "Rights" and, together with the Common Stock, the "Shares"), at a price of $8.40 per Share, net to the seller in cash, without interest thereon, subject to reduction for any applicable federal backup or other withholding or stock transfer taxes (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 4, 2000 (the "Offer to Purchase") and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer"). The Offer is a joint tender offer by ASG Sub and the Company to purchase at the Offer Price all Shares tendered pursuant to the Offer, with ASG Sub agreeing to pay for and purchase for not less than a majority of the issued and outstanding Shares (the "Allen Systems Share Number") and the Company agreeing to accept for payment and purchase Shares up to a


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maximum number of Shares equal to the total number of issued and outstanding
Shares, less the Allen Systems Share Number (the "Viasoft Share Number"). Following the consummation of the Offer, the Purchasers intend to effect the Merger (as defined below) in the manner described below.

         Stockholders of record who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes, if any, on the purchase of Shares by the Purchasers pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. Allen Systems and the Purchasers will pay all charges and expenses of the Dealer Manager, EquiServe, which is acting as depositary (the "Depositary"), and Innisfree M&A Incorporated, which is acting as the information agent (the "Information Agent"), incurred in connection with the Offer.

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON FRIDAY, JUNE 2, 2000, UNLESS THE OFFER IS EXTENDED.

         The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date (as defined below) at least that number of Shares that constitutes 51% of the Shares outstanding on a fully diluted basis (including any Shares owned by Allen Systems) (the "Minimum Condition"). All of the directors and executive officers of the Company who collectively own approximately 1.9% of the Shares outstanding on a fully diluted basis have each entered into a stockholder's agreement with ASG Sub pursuant to which they have agreed to tender all of their Shares in the Offer and not withdraw any Shares so tendered. The Offer is also conditioned upon, among other things, the expiration or termination of all waiting periods imposed upon consummation of the Offer by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder as well as the other conditions described in the Offer to Purchase.

         The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of April 27, 2000 (the "Merger Agreement"), between the Company, ASG Sub and Allen Systems. The Merger Agreement provides, among other things, that following the completion of the Offer and the satisfaction or waiver, if permissible, of all conditions set forth in the Merger Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), ASG Sub will be merged with and into the Company (the "Merger"), with the Company surviving the Merger as a wholly owned subsidiary of Allen Systems. In the Merger, each outstanding Share (other than Dissenting Shares (as defined in the Merger Agreement), if any, and Shares owned by the Company or any of its subsidiaries, or by Allen Systems or ASG Sub or any direct or indirect wholly owned subsidiary of Allen Systems or of the Company) will be converted into the right to receive the Offer Price or any higher price per Share paid in the Offer, without interest thereon. The Merger Agreement is more fully described in the section of the Offer to Purchase entitled "SPECIAL FACTORS-The Merger Agreement."

         THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE OFFER, THE MERGER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY, HAS UNANIMOUSLY APPROVED THE

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
MERGER AGREEMENT, THE OFFER AND THE MERGER, AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

         For purposes of the Offer, the applicable Purchaser shall be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn when, as and if, the applicable Purchaser gives oral or written notice to the Depositary, as agent for the tendering stockholders, of its acceptance for payment of such Shares. Payment for Shares so accepted will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchasers and transmitting payment to validly tendering stockholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares (or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company ("DTC")), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal.

         The term "Expiration Date" shall mean 12:00 Midnight, Eastern time, on Friday, June 2, 2000, unless and until the Purchasers (in accordance with the terms of the Merger Agreement) shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchasers, shall expire.

         Any such extension will be followed by public announcement thereof no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right, if any, of a tendering stockholder to withdraw such stockholder's Shares. Without limiting the manner in which the Purchasers may choose to make any public announcement, the Purchasers will have no obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release to the Dow Jones New Service or otherwise as may be required by applicable law.

         The Purchasers do not intend to provide a subsequent offering period during which the Company's stockholders who do not tender in the Offer would have another opportunity to tender at the same price. Those stockholders will have to wait until after the Merger is completed to receive their cash consideration.

         The consummation of the Merger is subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, including, if required, the adoption of the Merger Agreement by the requisite vote of the stockholders of the Company. The stockholder vote necessary to adopt the Merger Agreement is the affirmative vote of the holders of a majority of the Shares outstanding. If the Minimum Condition is satisfied and ASG Sub and, if applicable, the Company purchase Shares pursuant to the Offer, ASG Sub and Allen Systems will be able to effect the Merger without the affirmative vote of any other stockholder. If ASG Sub acquires at least 90% of the Shares then outstanding (including the Shares owned by Allen Systems and

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

after giving effect to the reduction in the number of Shares outstanding as a result of the Company's purchase of Shares in the Offer) pursuant to the Offer or otherwise, the parties to the Merger Agreement shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a meeting of stockholders of the Company in accordance with the short-form merger provisions of the DGCL.

         Under no circumstances will interest be paid on the purchase price to be paid for the Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making such payment. Similarly, no interest will be paid on the consideration to be paid in the Merger to stockholders who do not tender their Shares pursuant to the Offer, regardless of any delay in effecting the Merger or making such payment.

         Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date, and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn at any time on or after June 29, 2000, or at such later time as may apply if the Offer is extended. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Purchasers are unable to accept for payment or pay for Shares tendered pursuant to the Offer, then, without prejudice to the Purchasers' rights, the Depositary may, nevertheless, on behalf of the Purchasers, retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights pursuant to the section of the Offer to Purchase entitled "THE OFFER-Withdrawal Rights." For a withdrawal of Shares tendered to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth in the Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name(s) in which the certificate(s) representing such Shares are registered, if different from that of the person who tendered such Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers shown on the particular certificate evidencing the Shares to be withdrawn must also be furnished to the Depositary prior to the physical release of the Shares to be withdrawn. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase) (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedures for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with such withdrawn Shares and must otherwise comply with DTC's procedures. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchasers, in their sole discretion, and their determination will be final and binding on all parties.

         The information required to be disclosed by Rule 13e-3(e)(1) and Rule14d-6(d)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

         In connection with the Offer, the Company has provided ASG Sub with the names and addresses of all record holders of Shares and security position listings of Shares held in stock depositories. The Offer to Purchase, the related Letter of Transmittal and other related materials will be mailed to registered holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

         The Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

         Any questions or requests for assistance or for additional copies of the Offer to Purchase, the related Letter of Transmittal and other related tender offer materials may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below, and copies will be furnished promptly at Allen Systems' expense. None of Allen Systems, ASG Sub or the Company will pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager, the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer.



                     The Information Agent for the Offer is:

                      [Logo of Innisfree M&A Incorporated]

                         501 Madison Avenue, 20th Floor
                               New York, NY 10022
                Bankers and Brokers Call Collect: (212) 750-5833
                    All Others Call Toll Free: (888) 750-5834


                      The Dealer Manager for the Offer is:

                        William Blair & Company, L.L.C.

                            222 West Adams Street
                          Chicago, Illinois  60606

                        Call Toll Free (800) 621-0687, Ext. 8694
                                      --------------------------




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